Exhibit 6.5

MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT (this “Agreement”) made this [  1st  ] day of October 2018 (the “Effective Date”) by and among ESCP Management LLC and Cliffside Capital LLC (together, “Management”), and GEO Holdings LLC, an Oregon limited liability company (the “Company”).

WITNESSETH:

WHEREAS, the Company desires to retain Management to provide business and financial services including organizational strategy, management and financial services, investment management and investment banking services, and Management is willing to undertake such obligations;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.	APPOINTMENT.

The Company hereby engages Management, and Management hereby agrees, upon the terms and subject to the conditions set forth herein, to provide certain services to the Company and its affiliates as described in Section 3 hereof.

2.	TERM.

The initial term of the Agreement (the “Initial Term”) shall commence on the Effective Date and shall be renewed automatically for additional one-year terms (each, a “Renewal Term”) unless Management shall give notice in writing within ninety (90) days before the expiration of the Initial Term or any Renewal Term of its desire to terminate this Agreement.

3.	DUTIES OF MANAGEMENT.

During the Initial Term and any Renewal Term(s), Management shall provide the Company with business, management and financial services including, without limitation, organizational, strategic, management, consulting, financial, investment management and investment banking services (the “Services”), upon and at the request of the Company, including service by one or more representatives of Management as members of the board of directors or other governing body of the Company. Notwithstanding the foregoing, accounting, legal and tax services are specifically excluded from the definition of “Services” and shall be provided to the Company and Management by other service providers.

4.	POWERS OF MANAGEMENT.

In order to properly perform its duties hereunder, Management shall have the power and authority to do all things necessary and proper to carry out the Services set forth in Section 3.

5.	COMPENSATION AND REIMBURSEMENT.

(a.)             In consideration for providing the Services to the Company, the Company shall pay to Management no management fee until July 1, 2019, at which time the Company will pay Management a fee equal to one and one-half percent (1.5%) of revenue.

(b.)            The Company shall also pay directly or reimburse Management for its Expenses (as hereinafter defined). “Expenses” shall mean (i) the expenses paid by Management to third parties in connection with performing the Services provided for in Section 3, including fees and disbursements to independent third party professionals including auditors, tax professionals, outside legal counsel, investment bankers or other financial advisors or consultants, and (ii) direct or allocated costs incurred by Management related to transportation, tolls, health care, parking, travel, computer, communications, entertainment, information technology, and other costs.

6.	INDEMNIFICATION.

The Company will indemnify and hold harmless Management and its officers, directors, members, managers, employees, agents, representatives and affiliates (each being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, any claim made by any third party or otherwise, relating to or arising out of the Services contemplated by this Agreement or the engagement of Management pursuant to, and the performance by Management or such Indemnified Party of the Services, and the Company will reimburse any Indemnified Party for all costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim, or any action or proceeding arising therefrom, whether or not such indemnified Party is a party thereto. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of an Indemnified Party. The reimbursement and indemnity obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of Management and the stockholders, officers, directors, employees, agents, representatives, affiliates and controlling persons (if any), as the case may be, or Management and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Management, any such affiliate and any such person. The foregoing provisions shall survive the termination of this Agreement.

7.	INDEPENDENT CONTRACTOR.

Nothing herein shall be construed to create a joint venture or partnership between Management, on the one hand, and the Company, on the other hand, or an employee/employer relationship. Management shall be an independent contractor pursuant to this Agreement. Neither Management nor the Company shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other or to bind the other to any contract, agreement or undertaking with any third party.

8.	NOTICES.

Any notice or other communications required or permitted to be given hereunder shall be in writing and delivered by hand or mailed by registered or certified mail, return receipt requested, or by telecopier to the party to whom it is to be given at its address set forth herein, or to such other address as the party shall have specified by notice similarly given.

If to the Company, to it at:

The Good Earth Organics Supply LLC

30088 Redwood Highway

Cave Junction, Oregon. 97523

Attention: Chief Executive Officer

If to Management, to it at:

ESCP Management Services LLC

P.O. Box 308

Rye, NY 10580

Attention: Timothy J. Clark

and

Cliffside Capital LLC

101 West 67th Street, Apt. 50C

New York, NY 10023

Attention: Timothy R. Brien

9.	ASSIGNMENT.

This Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns. However, neither this Agreement nor any of the rights of the parties hereunder may be transferred or assigned by either party hereto, except that (i) if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to another corporation which assumes the obligations of the Company under this Agreement, the Company may assign its rights hereunder to that corporation and (ii) Management may assign its rights and obligations hereunder to any other person or entity controlled, directly or indirectly, by Timothy J. Clark or Timothy R. Brien. Any attempted transfer or assignment in violation of this Section 9 shall be void.

10.	PERMISSABLE ACTIVITIES.

Nothing herein shall in any way preclude Management or its affiliates or its respective members, managers, and officers from engaging in any business activities or from performing services for its or their own account or for the account of others.

11.	AMENDMENTS.

No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement.

12.	WAIVER.

The waiver by any party hereto of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent or additional breach.

13.	ENTIRE AGREEMENT.

This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect tot the subject matter hereof.

14.	SECTION HEADINGS.

The section headings contained herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

15.	APPLICABLE LAW.

This agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Oregon. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any State or Federal court sitting in the Oregon over any suit, action or proceeding arising out of or relating to this agreement. Each of the parties hereto hereby irrevocable waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 8 or in the records of the Companies. EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

16.	SEVERABILITY.

If any section, clause, sentence, provision, subparagraph or paragraph of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or ineffective, the same shall not impair, invalidate or nullify the remainder of this Agreement, but the effect thereof shall be that only such section, clause, sentence, provision, subparagraph or paragraph so held shall be invalid, illegal or ineffective.

17.	COUNTERPARTS.

This written consent may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

ESCP MANAGEMENT LLC

By:	/s/ Timothy J. Clark
Name:	Timothy J. Clark
Title:	Managing Member

CLIFFSIDE CAPITAL LLC

By:	/s/ Timothy R. Brien
Name:	Timothy R. Brien
Title:	Managing Member

GEO HOLDINGS LLC

By:	/s/ Timothy J. Clark
Name:	Timothy J. Clark
Title:	Co-Chairman

By:	/s/ Timothy R. Brien
Name:	Timothy R. Brien
Title:	Co-Chairman